Exhibit 10.17.2

ADDENDUM NO. 3
TO
STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE- NET

THIS ADDENDUM NO. 3 TO STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE- NET ("Addendum") is made as of July 5, 2011, between DEL MONICO INVESTMENTS, INC., a California corporation ("Lessor"), and ENDOLOGIX, INC., a Delaware corporation ("Lessee"), with reference to the following facts:

A.     Lessor and Lessee are parties to that certain Standard Industrial/ Commercial Single-Tenant Lease- Net dated as of November 2, 2004 (the "Original Lease"), as amended by Addendum No. 1 attached thereto and dated concurrently therewith (the "First Addendum"), and as further amended by Addendum No.2 to Standard Industrial/Commercial Single-Tenant Lease- Net dated as of June 9, 2009 (the "Second Addendum"), which provides for Lessee's rental from Lessor of the premises located at 11 Studebaker, Irvine, California (the "Premises"). The Original Lease, First Addendum and Second Addendum are collectively referred to herein as the "Lease Agreement".

B.     The Extension Period of the Original Term of the Lease Agreement, as provided in the Second Addendum, is scheduled to expire on July 31, 2011, and the parties now wish to provide for the terms and conditions of Lessee's further extension of the Original Term. Lessee has elected not to exercise either of the New Options to Renew provided for in paragraph 5 of the Second Addendum.

C.     Defined terms used in this Addendum shall, unless otherwise stated, have the same meanings as are contained in the Lease Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1.     Extension. The Original Term, presently scheduled to expire on July 31,
2011, shall be extended so that it will instead expire on September 30, 2014, unless earlier terminated pursuant to any provision of the Lease Agreement or this Addendum. The period from April 1, 2011 through September 30, 2014 shall be referred to herein as the "Second Extension Period". Lessee shall have no right or option to extend the Original Term or the Second Extension Period beyond September 30, 2014, except as provided in Paragraph 5 below.

2.     Base Rent. The Base Rent for Lessee's rental of the Premises during the
Second Extension Period shall be as follows:

April1, 2011 through March 31, 2012        $25,086 per month
April1, 2012 through March 31, 2013        $25,839 per month
April1, 2013 through March 31, 2014        $26,614 per month
April1, 2014 through September 30, 2014    $27,413 per month

Exhibit 10.17.2

Base Rent for any partial calendar month shall be prorated based on the actual number of days in the calendar month. Landlord acknowledges that prior to the execution of this Amendment, Tenant has been paying Base Rent in accordance with the Original Lease, and upon execution of this Amendment, Landlord shall provide a credit toward Tenant's next payment of Base Rent for the amount of any overpayment of Base Rent by Tenant for the period following April 1 , 2011.

3.     Other Charges. In connection with Lessee's rental of the Premises during the Extension Period, and in addition to Lessee's payment of Base Rent, Lessee shall be responsible for payment of all categories of expenses pursuant to the Lease Agreement that Lessee was obligated to pay during the Original Term.

4.     "As Is" Condition. Paragraph 54 of the First Addendum {pertaining to the then condition of the Premises) and Exhibit B of the Original Lease (the "Tenant Improvement Construction Addendum") shall be inapplicable to Lessee's rental of the Premises during the Second Extension Period. Lessee shall accept the Premises in their then "as is" physical condition as of the commencement date ofthe Extension Period, without any obligation on Lessor's part to make any alterations, additions, repairs or provide any tenant improvements or allowance in lieu thereof, except as follows:

(a)     Lessor shall use commercially reasonable efforts to investigate the possibility of making an insurance claim under Lessor's property insurance for damage to the flooring in the "clean room" of the Premises, and if, as a result of such investigation, it is determined that such a claim can be made, Lessor shall make such a claim, and shall cooperate with Lessee in the adjustment of such claim;

(b)     Lessor shall replace the roof of the Premises in accordance with a time schedule reasonably approved by Lessee. Lessor shall bear the cost of such roof replacement. Following replacement of the roof, Lessee shall thereafter continue to maintain the roof in accordance with the provisions of Sections 7.1(a) and (b) of the Original Lease.

(c)     Lessor shall fund the "T.I. Allowance" in accordance with the provisions ofExhibit A attached hereto.

5.     New Options to Renew. Lessor hereby grants to Lessee two (2) consecutive options to extend the Extension Period beyond September 30, 2014, each option being for a period of twelve (12) months, on all of the terms and conditions set forth in Paragraph 59 of the First Addendum, except that: (A) references therein to the "Original Term" shall mean the Second Extension Period; (B) references therein, and elsewhere in the Lease Agreement, to the "First Option" and "First Option Period" shall mean the period from October 1, 2014 through September 30,2015, and to the "Second Option" and the "Second Option Period" shall mean the period from October 1, 2015 through September 30, 2016, and to the "Option Period" or "Option Periods" shall mean the options granted in this Paragraph 5; (C) the Base Rent during the First Option Period shall be $28,510 per month, and the Base Rent during the Second Option Period shall be $29,650 per month; and (D) Lessee shall exercise the First Option and Second Option, if at all, no earlier than six (6) months and no later than three (3) months prior to the date that the First Option Period or Second Option Period, as the case may be, shall be scheduled to commence. Lessee shall have no right or option to extend or renew its rental of the Premises beyond September 30, 2016.

Exhibit 10.17.2

6.     Brokers. Lessee represents and warrants to Lessor that no broker or finder has been engaged by Lessee in connection with the transaction contemplated by this Addendum other than Studley, Inc. Lessee agrees to pay any and all claims for brokers' fees or commissions claimed by any broker who asserts that it was engaged by Lessee in connection with the negotiation, execution or consummation of this Addendum, other than Studley, Inc.

7.    Ratification. Except as otherwise provided in this Addendum, all of the terms, definitions, covenants and conditions of the Lease Agreement are hereby ratified, confirmed and remain in full force and effect, and are incorporated into this Addendum, and shall be applicable to Lessee's rental of the Premises during the Extension Period. This
Addendum and the Lease Agreement supersede in their entirety any and all prior oral and written agreements, letters and understandings of the parties with respect to the Premises, including without limitation Lessee's broker's letter dated February 11, 2011 addressed to Lessor . This Addendum may be signed by the parties in counterpart copies, and any party may deliver its signature by facsimile or electronic (PDF) transmission.

Exhibit 10.17.2

IN WITNESS WHEREOF, this Addendum is made as of the date first written above.

LESSOR:	DEL MONICO INVESTMENTS, INC.,
A California corporation

By: /s/ Richard Goldberg Chief Operating Officer

LESSEE:	ENDOLOGIX, INC., A Delaware corporation

By: /s/ Todd Abraham
Name: Todd Abraham
Title: Vice President

By: /s/ Robert J. Krist
Name: Robert J. Krist
Title: Chief Financial Officer